Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Frankfort, Danville, and Lancaster, Kentucky

For Immediate Release August 29, 2016

Contact:	Kentucky First Federal Bancorp
Don Jennings, President
Clay Hulette, Vice President
(502) 223-1638

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), (the “Company”) the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, announced net income of $1.5 million or $0.18 diluted earnings per share for the year ended June 30, 2016, which represents a $568,000 or 27.5% decrease from the year ended June 30, 2015. The decrease in earnings year over year was due to a decrease in net interest income, an increase in non-interest expense and a decrease in non-interest income, while a decrease in provision for loan loss and a decrease in income taxes served to offset some of the negative impact on the bottom line. Net interest income decreased $687,000 or 6.3% from $11.0 million for the prior year end to $10.3 million for the recent year end primarily due to decrease in interest income. Non-interest expense increased $507,000 or 6.3% to $8.5 million for the year just ended due primarily to higher employee compensation and benefits expense. Non-interest income decreased $127,000 or 24.7% to $387,000 for the year just ended primarily because gains associated with real estate owned by the Company and recognized in the prior year were not repeated. Provision for loan losses decreased $328,000 from the prior year to $15,000 for the recently ended year due to a lower level of net charge-offs in fiscal 2016.

The Company reported net income of $381,000 or $0.05 diluted earnings per share for the three months ended June 30, 2016, a decrease of $154,000, or 28.8% compared to $535,000 or $0.07 per share for the three months ended June 30, 2015. The decrease in net profit was due primarily to a decrease in net interest income and an increase in non-interest expense. Net interest income decreased $168,000 or 6.3% to $2.5 million for the quarter just ended primarily due to a decrease in interest income, while non-interest expense increased $151,000 or 7.8% for the three-month period ended June 30, 2016 to $2.1 million. The increase in non-interest expense was primarily due to higher costs associated with the Company’s employee compensation and benefits. Provision for losses on loans decreased $37,000 or 90.2% from $41,000 for last year’s quarterly period to $4,000 for the quarter just ended, while non-interest income increased $48,000 or 40.7% to $166,000 for the recently ended quarter compared to the prior year period due to recoveries on sale of repossessed real estate.

At June 30, 2016, the Company reported its book value per share as $8.00.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, the impact of competition, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates six banking offices in Frankfort, Danville, and Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At June 30, 2016 the Company had approximately 8,439,515 shares outstanding, of which approximately 56.0% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Statements of Financial Condition

	June 30,	June 30,
	2016	2015
	(In thousands, except per share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$13,108	$13,635
Interest-bearing time deposits in other financial institutions	3,711	--
Investment Securities	4,213	6,582
Loans available for sale	--	100
Loans Receivable, net	238,468	243,815
Real estate acquired through foreclosure	527	1,593
Other Assets	31,844	30,573
Total Assets	$291,871	$296,298

Liabilities
Deposits	$188,572	$199,701
FHLB Advances	33,211	26,635
Deferred revenue	595	610
Other Liabilities	1,978	2,039
Total Liabilities	224,356	228,985

Shareholders' Equity	67,515	67,313

Total Liabilities and Equity	$291,871	$296,298

Book Value Per Share	$8.00	$7.98

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Twelve months ended June 30,		Three months ended June 30,
	2016	2015	2016	2015
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)

Interest Income	$11,634	$12,389	$2,807	$2,998
Interest Expense	1,360	1,428	327	350
Net Interest Income	10,274	10,961	2,480	2,648
Provision for Losses on Loans	15	343	4	41
Non-interest Income	387	514	166	118
Non-interest Expense	8,549	8,042	2,076	1,925
Income Before Income Taxes	2,097	3,090	566	800
Income Taxes	596	1,021	185	265
Net Income	$1,501	$2,069	$381	$535

Earnings per share:
Basic and diluted	$0.18	$0.25	$0.05	$0.07

Weighted average outstanding shares:
Basic and diluted	8,324,195	8,348,797	8,331,262	8,312,586